Exhibit 10.1

SHARE TRANSFER AGREEMENT

This Share Transfer Agreement (the “Agreement”) is entered into as of the 13th day of June 2008, by and among:

1.	– Mr. Gilbert Baup, a French citizen, born on August 5, 1951 in Sannois, French citizenship, residing at 2 rue de la Branche Rompue, 91470 Forges les Bains,

– Mrs. Majesté Nadine Baup, a French citizen, born on November 11, 1951 in Pré Saint Gervais, French citizenship, residing at 2 rue de la Branche Rompue, 91470 Forges les Bains,

(each individually, a “Seller” and together, the “Sellers”);

ON ONE HAND

2.	PARX Ltd., a company organised under the laws of the State of Israel, having its principal place of business at ZHR Industrial Zone, PO Box 32 Rosh Pina 12000, Israel, duly represented by its chief executive officer, Mr. Oded Bashan, which is a 100% held subsidiary of OTI (defined hereafter);

(the “Purchaser”)

ON THE SECOND HAND

3.	On Track Innovations Ltd., a company organised under the laws of the State of Israel, having its principal place of business at ZHR Industrial Zone, PO Box 32 Rosh Pina 12000, Israel on behalf of itself and/or any Affiliate thereof, duly represented by its chief executive officer, Mr. Oded Bashan;

(“OTI”)

ON THE THIRD HAND

4.	ID Parking, a company organised under the laws of France, registered with the Registry of Commerce and Companies of Nanterre under the process of being registered having its registered office located at 47 rue Le Corbusier, 92100 Boulogne Billancourt France, duly represented by its President, Mr. Gilbert Baup]

(the “Company”)

ON THE FOURTH HAND

5.	DXP, a company organised under the laws of France, which registered office is located at 111 avenue Victor Hugo, 75116 Paris, registered with the Registry of Commerce and Companies of Paris under the number 414 725 606

(“DXP”)

ON THE FIFTH HAND

(each individually a “Party” and together the “Parties”)

WHEREAS:

(A)	DXP, was in particular the owner of an on going concern named parking – PIAF which covers the development, manufacture and marketing of a payment system of rights due for the parking of any vehicle on the public roads or elsewhere and composed of: (i) personalised microcircuit cards pursuant to the applicable local regulation and containing prepaid parking time units, (ii) a portable individual “parking meter”, which may get on the vehicle and which enables to manage the debit of the units contained in the said cards pursuant to the parking policy of the concerned municipality and, (iii) related equipment and services (the “Business” or the “Going Concern”), which it has transferred to the Company prior to the date hereof, it is being precised that the Purchaser had knowledge of the transfer of Business agreement prior to its signature.

(B)	Each Seller is the sole owner of the Seller’s Shares (as defined below);

(C)	Immediately following the effective transfer of the Business by DXP to the Company, each Seller wishes to transfer the Seller’s Shares held by him to the Purchaser, free and clear of all Security Interests (as defined below), in consideration for cash payment and issuance of ordinary shares of OTI, all in accordance with the terms of this Agreement; OTI substituting itself to the Purchaser in the payment of the price of the Shares of the Sellers as indicated hereafter; and therefore

(D)	OTI wishes to issue ordinary shares to each Seller and pay such cash payment in consideration of the Seller’s Shares transferred to the Purchaser in accordance with the terms of this Agreement; and

(E)	The Purchaser, OTI, the Sellers and the Company have agreed to enter into this Agreement (including all other agreements attached hereto).

NOW THEREFORE, the parties to this Agreement agree as follows:

1.	DEFINITIONS

1.1	The following terms shall have the following meanings:

(a)	Affiliate – An entity controlling, controlled by or under common control with a person and if such entity is a person, then the immediate family of such person. For the purpose of this definition of Affiliate, “control” shall mean the ability to direct the activities of the relevant entity and shall include the holding of 50% or more of the issued and outstanding share capital, voting rights or other ownership interests of such entity or the right to appoint 50% or more of the directors (or the equivalent thereof) in such entity;

(b)	Aggregate Cash Consideration – € 250,000;

(c)	Aggregate Share Consideration – € 500,000 to be paid byordinary shares to be issued by OTI, with a par value NIS 0.1 each, for a value calculated on the basis of the average quotation of the said shares during the five trading days preceding May 30, 2008 using the exchange rate at the closing of the Paris stock exchange on the date of May 29, 2008 which are restricted and will be registered with the U.S. Securities and Exchange Commission (“SEC”) and will be listed for trading on the NASDAQ stock exchange, together with all existing and future rights attached thereto. The share certificate covering the said shares shall bear appropriate legend to reflect the same and the fact that the shares are not fully paid until released from lock up.

(d)	Contract – All contracts, including any note, indenture, lease, purchase orders, letters of intent, memorandum of understanding, confidentiality agreements, covenants or other agreements whether executed or which are being negotiated;

(e)	Fully Diluted Basis – The issued and outstanding share capital of the Company assuming the exercise and conversion of all warrants, options, convertible securities, convertible debts and all other securities and rights;

(f)	Intellectual Property – All intellectual and industrial property rights including in particular software, designs and models, trademarks, domain names, know-how;

(g)	Regulation S – Regulation S under the United States Securities Act (as defined below);

(h)	Securities Act – United States Securities Act of 1933, as amended;

(i)	Security Interest – Any interest or equity of any person (including any right to acquire, option, or right of pre-emption, right of first offer or right of first refusal) or any mortgage, charge, pledge, lien, attachment, assignment or any other encumbrance or security interest or arrangement of whatsoever nature over or in the relevant property;

(j)	Seller’s Shares – Such number of ordinary shares of the Company owned by each of the Sellers as set forth in Annex 1 hereto;

1.2	Words and defined terms denoting the singular number include the plural and vice versa and the use of any gender shall be applicable to all genders.

1.3	The paragraph headings are for the sake of convenience only and shall not affect the interpretation of this Agreement.

1.4	The recitals, schedules, appendices, annexes and exhibits hereto form an integral part of this Agreement.

2.	TRANSFER OF THE SHARES

2.1	Transfer of the shares.

2.1.1	Subject to and in accordance with the terms and conditions of this Agreement, each Seller transfers, assigns, conveys and delivers to the Purchaser, and the Purchaser acquires and accepts for delivery from each Seller the Seller’s Shares, constituting together 100% of the issued share capital of the Company on a Fully Diluted Basis as of the Closing Date, as represented in the Capitalization Table set forth in Annex 1 hereto.

2.1.2	In consideration for the sale of all Sellers’ Shares and all other covenants made under this Agreement, OTI will finance the price of the Sellers’ Shares on behalf of the Purchaser by the issuance to the benefit of each Seller of its respective portion of the Aggregate Share Consideration and the Aggregate Cash Consideration, as set opposite to such Seller’s name inAnnex 1 hereto.

2.2	Closing

The closing of the transfer of the Sellers’ Shares and the issuance of the Aggregate Share Consideration and the payment of the Aggregate Cash Consideration (the “Closing”) shall take place with the satisfaction of all the conditions to Closing as set out herein in Sections 2.2 and 2.3 and at the latest on June 23, 2008 unless agreed differently by the Parties (the date of the Closing being herein referred to as the “Closing Date”). In the event the Closing does not take place on June 23, 2008 at the latest, this Agreement and any related transactions shall become void without any indemnity from either Parties.

(a)	Prior to the Closing Date, the following actions and occurrences shall take place,:

(i)	The Sellers shall convene a Shareholders’ meeting at the Closing Date to appoint the new president.

(ii)	OTI will provide the Sellers with the wording of the restrictive legend which will appear on the certificates representing the Shares as precised in article 3.4.1. hereafter.

(iii)	The Sellers will provide the Purchaser with the main terms and conditions under which DXP will distribute the products “Easy Park” under the trademark “PIAF” in the Golf countries, which terms and conditions will have to be approved by the Purchaser.

(iv)	The Sellers undertake that DXP will have notified under terms approved by the Purchaser to all the clients listed in Annex 3.23.4 as well as all prospects of the transfer of the Business to the Company and the change of shareholder (the “Notification Letters”).

(v)	Any agreement with the municipalities concluded between the date hereof and Closing shall be entered into with the Company and notified to Purchaser.

(b)	The Sellers and/or each Seller (as indicated below) shall deliver to the Purchaser or OTI at the Closing Date:

(i)	The Share transfer order forms duly signed by the Sellers in order to vest the Purchaser with good and marketable title to the Sellers’ Shares free and clear of any Security Interest.

(ii)	The complete, up-to-date and signed Company’s books and registries (decisions registry, share transfer registry (“registre des mouvements de titres”) and individual shareholders’ accounts (“comptes individuels des actionnaires”), including check books, books of accounts, records, and other data relating to the Company’s operations, and documents required to be kept by the Company under French law.

(iii)	Each Seller (in his capacity as a shareholder or president of the Company) shall deliver to the Purchaser a written acknowledgment that he or anyone on his behalf has no claim whatever against the Company.

(iv)	An original version of any power of attorney under which this Agreement or any other related documents is executed.

(v)	The Seller who serves as a president of the Company shall deliver to the Company (with a copy to the Purchaser) a resignation letter effective as of the Closing Date.

(vi)	Each Seller delivers to OTI an executed lock up agreement in accordance with the agreement attached hereto as Annex 2.2(b)(vi) (the “Lock Up Agreement”).

(vii)	A service agreement duly executed between the Company and DXP which draft is attached in Annex 2.2(b)(vii) (the “Service Agreement”).

(viii)	The Sellers shall deliver to the Purchaser a copy of the agreement transferring the Business from DXP to the Company duly registered with the competent tax authorities and a copy of the announcement in the legal announcement newspaper and in the BODACC as provided for under Article L.141-12 of the Commercial Code.

(ix)	The Sellers shall deliver to the Purchaser a copy of all the Notification Letters as well as a list of the contacts for each municipality client and for each prospect.

(c)	At the Closing Date, OTI shall issue to each of the Sellers his respective portion of the Aggregate Share Consideration and the Aggregate Cash Consideration as set opposite to such Seller’s name in Annex 1 and register each Seller as the holder of his respective portion of the Aggregate Share Consideration in the OTI’s shareholders register. Without derogating from the foregoing, OTI will deliver to each of the Sellers at Closing, a copy of the respective share certificates in their names corresponding to their respective portion of the Aggregate Share Consideration as set forth in Annex 1, the originals being sent by express mail on the same day.

(d)	Immediately following the transfer of the Sellers’ Shares to the Purchaser:

(i)	The Service Agreement shall be duly executed.

(ii)	A purchase agreement shall be executed between the Company and DXP concerning 1,700 “PIAF” units for no more than 30 euros per unit for up to 1,700 units and approximately 230,000 electronic chips ST 1200 for 0.5 euro per chip, which form is attached in Annex 2.2 (d)(ii) (the “Purchase Agreement”).

(iii)	The Purchaser shall make the appropriate entries in the registre des mouvementsde titres and the comptes individuels d’actionnaires of the Company to register the consummation of the transactions contemplated by this Agreement.

(iv)	The Purchaser with the cooperation of the Sellers shall notify the Company’s banks of the end of their powers and the name of the new legal representative of the Company and as the case may be of any beneficiary of a delegation of powers.

2.3	Conditions to Closing

The obligations of the Purchaser and OTI and the obligations of the Sellers to consummate the transactions set forth herein is subject to the fulfillment, at the latest at the Closing Date, of each of the following conditions (any or all of which may be waived by the Purchaser, OTI or the Sellers if provided for his benefit):

(a)	the Company and DXP have entered into an agreement under which the Business was transferred to the Company which has been duly authorised and executed by the Company and DXP. DXP and the Company have performed and complied with all obligations and covenants required pursuant to the said agreement to be performed or complied with by them and all the assets related to the Business have been effectively transferred to the Company;

(b)	the representations and warranties of the DXP as provided for in the transfer of business agreement were true and correct when made and shall be true and correct in all material respects at the Closing as though made again at the Closing Date;

(c)	the Company and the Sellers shall have performed and complied with all obligations and covenants required by this Agreement to be performed or complied with by them at the latest at the Closing;

(d)	the Purchaser and OTI shall have performed and complied with all obligations and covenants required by this Agreement to be performed or complied with by them at the latest at the Closing;

(e)	between the date of this Agreement and the Closing Date, there shall have been no material adverse change in the financial conditions of the Business or clients and prospects of the Business; and any event or material change has been notified to the Purchaser or OTI and any decision which may affect the Business has been taken with the prior approval of the Purchaser or OTI;

(f)	all corporate authorisations on the part of the Purchaser or OTI necessary for the execution of this Agreement have been granted;

(g)	DXP shall deliver to the Company a certificate under which DXP shall certify the absence of claims from auditors within the legal time period of Article L.141-14 and seq. of the Commercial Code and in case of claims, shall justify the payment of the corresponding claim whatever its amount is, in order that the Company may not be troubled.

2.4	Post Closing obligations

DXP will deliver to the Company at the latest 5 months following the Closing Date a certificate under which DXP shall certify the absence of creditors’ claims within the legal period provided by article L.1684 of the French tax code or in the event of a claim, DXP takes the irrevocable commitment to pay the corresponding claim in order that the Company may never be troubled and in the hypothesis where the Company or the purchaser shall be compelled to pay a creditor or to bear expenses in this respect, then the Sellers guarantee that DXP shall reimburse and DXP undertakes to reimburse the Company or the Purchaser from the total amount of the costs and expenses born in this respect (the “Costs Born”) within fifteen (15) days form the request of the Company or the Purchaser justifying such costs (the “Request for Reimbursement”). In the case where DXP would not reimburse within fifteen (15) days the Company or the Purchaser from the Costs Born, the Parties agree to offset by right and without any formalities the claim of the amount of the Costs Born with any claim due by the Company to DXP with respect to the Service Agreement or the Purchase Agreement.

More generally, the Parties agree that all payment obligations between the Parties resulting from the implementation of this Agreement, the Service Agreement and the Purchase Agreement shall offset against each others by right and without any formalities whether the conditions for the legal offsetting are or not met.

3.	REPRESENTATIONS AND WARRANTIES OF EACH SELLER

Each Seller provides to the Purchaser as of the Closing Date, the representations and warranties set forth herein and acknowledges that the Purchaser is entering into this Agreement in reliance thereon:

3.1	Authority to Transact

(a)	The Sellers have the capacity and authority to execute and deliver this Agreement, to perform hereunder and to consummate the transactions contemplated hereby. Subject to the execution by each of the parties thereto, this Agreement constitutes and, when signed by them, all other documents contemplated hereby will constitute, valid and legally binding obligations of the Sellers, enforceable in accordance with their terms.

(b)	No action, proceeding or governmental inquiry or investigation is pending, or to the Sellers’ best knowledge threatened, against the Sellers or against the Sellers’ assets, before any court, arbitration board or tribunal or administrative or other governmental agency, which questions the validity or hinders the enforceability of this Agreement and/or the transactions contemplated hereby, nor to the knowledge of the Sellers is there any basis for the foregoing.

3.2	Execution of this Agreement

Except as set forth under any of the terms and provisions of this Agreement and of any of the documents, exhibits or annexes attached hereto, the execution and delivery of this Agreement (and the other documents contemplated hereby) by the Sellers does not, and the consummation of the transactions contemplated hereby and thereby will not:

(a)	constitute a breach of any law, rule or regulation of any government applicable to the Sellers;

(b)	require the consent or agreement of any court, governmental body or entity;

(c)	violate any provisions of any Contract of the Company or the Sellers; or

(d)	violate of, or conflict with or constitute a default under any term of, or result in the creation or enforcement of any Security Interest upon any of the Seller’s Shares

3.3	Sellers’ Shares

(a)	The Seller is the sole owner of the Sellers Shares as indicated in Annex 1, free and clear of any Security Interest. Except for the Seller’s Shares, the Seller has no and is not entitled to any other shares, options, warrants or securities in the Company. There are no outstanding debts owed by the Company to the Sellers or by the Sellers to the Company and following the Closing the Seller (in their capacity as shareholders, directors or president of the Company) or anyone on his behalf has no claims whatsoever towards the Company.

(b)	The Seller is entitled to sell the full legal and beneficial interest in the Seller’s Shares, free of any Security Interest, to the Purchaser on the terms set out in this Agreement. The Seller has the unrestricted power and authority to transfer the Seller’s Shares to the Purchaser.

(c)	The Seller’s Shares:

(i)	are duly authorised, validly issued, paid up to 50% in compliance with law and have the rights, preferences, privileges, and restrictions set forth in the Company’s Articles of Association in effect immediately prior to the Closing (“Articles”). Except for the Articles, there are no contracts, agreements, commitments or instruments, whether written or oral, providing for any rights, preferences, privileges and restrictions granted to and/or imposed on the Seller’s Shares and any holder thereof;

(ii)	are free of any Security Interests, proxies, voting trusts and other voting agreements, calls or commitments of any kind, other than as explicitly contemplated by the Articles; and

(iii)	were issued in compliance with all laws, rules and regulations, including applicable securities laws.

3.4	Restrictions on Transferability of OTI Shares

3.4.1	The Seller understands that (i) his respective portion of the Aggregate Share Consideration as set opposite to such Seller’s name in Annex 1 (hereinafter, the “Shares”), have not yet been registered under the Securities Act, or under the laws of any other jurisdiction; (ii) such Shares cannot be sold, transferred or otherwise disposed of unless they are subsequently registered under the Securities Act and, where required, under the laws of other jurisdictions, in accordance with Regulation S, or unless another exemption from registration is then available; (iii) there is now no registration statement on file with the SEC with respect to the Shares.

The Seller acknowledges and agrees that the certificates representing the Shares shall bear a restrictive legend as counsel to OTI may determine are necessary or appropriate under applicable securities laws, substantially to the effect of the following:

“The securities represented by this certificate have not been registered under the Securities Act of 1933 and may not be transferred, sold or otherwise disposed of in the absence of an effective registration statement with respect to the shares evidenced by this certificate, filed and made effective under the Securities Act of 1933, or an opinion of counsel satisfactory to On Track Innovations Ltd. to the effect that registration under such Act is not required. The securities represented by this certificate may not be paid in full and therefore may not be transferred, sold or otherwise disposed of in the absence of an opinion of counsel satisfactory to On Track Innovations Ltd. to the effect that they are paid in full and are not further subject to forfeiture right of On Track Innovations Ltd.”

3.4.2	OTI will not register any transfer of Shares not made in accordance with the provisions of Regulation S, pursuant to registration under the Securities Act, or pursuant to an available exemption from registration.

3.5	Offshore Transaction and Investment Purposes

The Seller is not a “U.S. person”, as such term is defined in Regulation S, his principal address is outside the United States, and it was located outside the United States at the time any offer to buy the Shares was made to the Seller and at the time that the buy order was originated by the Seller, and the Shares are being acquired solely for such Seller’s own account (and in no event and without derogating from the foregoing, for the account or the benefit of a U.S. person) for investment and are not being purchased with a view to or for resale, distribution or other disposition, and the Seller has no present plans to enter into any contract, undertaking, agreement or arrangement for any such resale, distribution or other disposition, except as set forth in the Agreement.

3.6	Information and Advice

The Seller has carefully reviewed and understands the risks of a purchase of the Shares. In connection with such Seller’s investment in the Purchaser, it has obtained the advice of his own investment advisors, counsel and accountants. The Seller and his advisors have been afforded the opportunity to ask Purchaser questions concerning the terms and conditions of the Shares and to obtain any additional information necessary to verify the accuracy of any representations or information set forth about the Shares.

3.7	Sophistication and Risk

3.7.1	The Seller has such knowledge and experience in financial and business matters that it is capable of evaluating, and has evaluated, the merits and risks in receipt of the Shares as a partial consideration for the Seller’s Shares. However, as precised hereafter, the delivery of shares issued by OTI in consideration of the payment of part of the price constitute only a mode of payment and may not be construed as an acceptance under any form whatsoever, from the Sellers of the risk of non payment of the price.

3.7.2	The Seller understands that no federal or state agency has passed upon the Shares or made any finding or determination as to the fairness of the transactions contemplated in this Agreement.

3.8	Jurisdiction

The jurisdiction in which an offer to sell, and any other action in connection with such offer and sale of the Shares to the Seller was outside the United States. The Seller has no present intention of becoming a resident of (or moving his principal place of business to) the United States.

3.9	No Solicitation

At no time was the Seller presented with or solicited by any leaflet, public promotional meeting, newspaper or magazine article, radio or television advertisement or any other form of general advertising or general solicitation concerning the Shares.

3.10	Broker-Dealer

The Seller represents that it is not a broker or dealer, nor is it an affiliate of any broker or dealer. For the purpose of this Sub-Section, the term “dealer” means any person who engages either for all or part of his time, directly or indirectly, as agent, broker, or principal, in the business of offering, buying, selling, or otherwise dealing or trading in securities issued by another person; and the term “broker” means any person engaged in the business of effecting transactions in securities for the account of others. Each Seller further represents that it is acquiring the Shares in the ordinary course of business, and at the time of this Agreement it has no agreements or understandings, directly or indirectly, with any person to distribute the Shares.

3.11	Taxes

Each Seller hereby confirms that he shall be solely responsible and liable for any taxes levied against the Seller arising out of or in connection with the receipt and sale of the Shares. Seller hereby declares that he will make sure that his sale of the Shares, are performed strictly in accordance with and under the terms and conditions of OTI’s Insider Trading Policy, as available from time to time, if applicable.

3.12	Waiver

The purpose of the partial payment of the sale price by issuance of OTI Shares constitutes by the will of the parties, a simple mode of payment of the sale price up to the value of 500,000 Euros. The essential obligation of the Purchaser resides in the payment in OTI Shares with a value of 500,000 Euros hereabove.

Therefore, subject to the condition of receiving the payment in OTI Shares of the value of 500,000 Euros, by the Purchaser, OTI or by the implementation of the bank guarantee delivered to the benefit of the Sellers, the Sellers, hereby, without prejudice of the representations and warranties of the Purchaser and OTI set forth in Section 4and subject to the fulfilment of all of the Purchaser’s and OTI undertakings and obligations pursuant to this Agreement, irrevocably waive, relinquishe and release the Purchaser and OTI from any and all claims, rights, demands or causes of action asserted or non-asserted which Sellers may have had, now has or hereafter may have against the Purchaser, OTI, their directors, officers, employees, agents and/or consultants, in connection with the issuing and/or sale of the Shares, including without limitation, any fluctuations in the Shares price.

3.13	Brokers and Finders

Neither the Seller, nor any of his employees has employed or made any agreement with any broker, finder or similar agent or any person or firm, which will result in the obligation of the Seller, the Company, OTI or the Purchaser to pay any finder’s fee, brokerage fees or commission or similar payment in connection with the transactions contemplated hereby.

3.14	Organization

The Company is duly organized and validly existing under the laws of France, and has full corporate power and authority to own, lease and operate its properties and assets and to conduct its business as now being conducted.

3.15	Share Capital

Immediately before Closing the issued and outstanding share capital of the Company on a Fully Diluted Basis shall be as set forth in Annex 1 hereto. Other than the transactions contemplated by this Agreement and in the Articles, there are no other share capital, preemptive rights, convertible securities, outstanding warrants, options or other rights to subscribe for, purchase or acquire from the Company any share capital of the Company and there are no contracts or binding commitments providing for the issuance of, or the granting of rights to acquire, any share capital of the Company or under which the Company is, or may become, obligated to issue any of its securities. All issued and outstanding share capital of the Company has been duly authorized, and is validly issued and paid according to law and non assessable. The Sellers’ Shares, when transferred to the Purchaser at the Closing will be duly authorized, validly issued, paid up to 50% in compliance with law, nonassessable, and free of any Security Interest and will have the rights, preferences, privileges, and restrictions set forth in this Agreement and in the Articles. Since its incorporation, there has been no declaration or payment by the Company of dividends, or any distribution by the Company of any assets of any kind to any of its shareholders in redemption of or as the purchase price for any of the Company’s securities.

3.16	Subsidiaries

The Company does not presently own or control, directly or indirectly any interest in any other corporation, partnership, trust, joint venture, association, or other entity.

3.17	President, Officers

The President and officers of the Company as of the Closing are listed under Annex 3.17. Other than the transactions contemplated by this Agreement, the Company has no agreement, obligation or commitment with respect to the election of any individual or individuals to the board or as president of the Company and there is no voting agreement or other arrangement among the Company’s shareholders with respect to the election of any individual or individuals to the board or as president of the Company.

3.18	Authorization; Approvals

All corporate actions on the part of the Company necessary for the authorization, execution, delivery, and performance of all of the Sellers and Company’s obligations under this Agreement, and for the authorization of the transfer of the Sellers’ Shares under this Agreement has been duly and lawfully taken prior to or at the Closing. This Agreement, when executed and delivered by the Sellers, shall constitute the valid and legally binding obligations of the Sellers, legally enforceable against the Sellers in accordance with their respective terms (except as such enforceability may be limited by applicable law). Except as set forth in this Agreement and the Articles, no consent, approval, order, license, permit, action by, or authorization of on the part of the Company is required that has not been, or will not have been, obtained by the Company prior to the Closing in connection with the valid execution, delivery and performance of this Agreement.

3.19	Compliance with Other Instruments

The Sellers are not in default under the Articles of the Company.

3.20	Employee Matters

The Company has no employees and no liabilities in this respect.

3.21	Banks, Powers of Attorney

Annex 3.21 hereto contains a correct and complete list setting forth the name of each bank in which the Company has an account or safe deposit box, the names of all persons authorized to draw thereon or to have access thereto, and the names of each person holding a power of attorney from the Company and there are no outstanding powers of attorneys or delegations of power which have been granted by the Company to any person or entity.

3.22	Corporate books and Records

The minutes and related books of resolutions of the Company and the stock registers (the « registre des mouvements de titres »and the« comptes d’actionnaires ») of the Company required by French Law are up-to-date, have been fully maintained and contain true and accurate records in all material respect.

3.23	Representations about the Business

3.23.1	All the assets and contracts related and necessary to conduct the business have been duly transferred to the Company through the transfer of Business agreement between DXP and the Company.

3.23.2	Security Interest

The Business as well as the assets composing it are not subject to any Security Interest whatsoever and therefore may be freely dispose of.

3.23.3	Intellectual and Industrial Property Rights

There is no intellectual property other than the Intellectual Property rights transferred by DXP to the Company within the scope of the transfer of Business agreement, necessary to the operation of the Business.

The Sellers and DXP warrant that the Company owns and has full ownership in the Intellectual Property rights transferred by DXP to the Company, free and clear of all Security Interest and within the limit of the rights transferred.

To the knowledge of the Sellers and DXP, the Intellectual Property rigthts do not infringe any right of any third party and are not subject to any claim.

The Sellers and DXP warrant that DXP and the Company have not remitted or given access to the source codes of any software part of the Intellectual Property rights to any third party, except to the company CAMIT.

3.23.4	Contracts

The Sellers and DXP represent that all the Contracts and customers related to the Business which list is attached in Annex 3.23.4 constitute all the Contracts and clients of DXP prior to the date of transfer of Business agreement between DXP and the Company. Such Contracts and clients have been transferred to the Company and each of the Contract is a legal, valid and binding obligation of the Company and is in full force. The Company and each other party to each such Contract have performed all obligations required to be performed by them and are not in breach or default and are not alleged to be in breach or default in any respect and no event has occurred and no condition or state of facts exists that would become or cause a breach, default or event of default thereunder, would give to any person the right to cause such a termination or would cause an acceleration of any obligation thereunder. The Sellers or DXP have not received any notice of non-renewal with respect to any Contract.

3.23.5	Taxes – Liabilities

The Sellers and DXPrepresent and warrant that DXP will be solely liable for any taxes and liabilities which the Company could owe within the scope of the transfer of the Business from DXP to the Company and in particular in the event of a tax adjustment related to the transfer of the Business so that the Company shall bear no such tax or other liabilities related to facts prior to the Closing Date.

3.24	Disclosure

No representation or warranty of the Company in this Agreement contains or, at the Closing, will contain any untrue material statement or omits or will, at the Closing, omit to state a material fact necessary in order to make the statements contained herein or therein not misleading. The Sellers have provided the Purchaser with all information necessary for the Purchaser in connection with this transaction. Neither Seller is aware of any material fact or information relating to the Seller’s Shares or the Company’s business and financial conditions and prospects that has not been disclosed to the Purchaser hereunder.

The Purchaser recognises, on his side, having knowledge of all the items which were necessary for him to value the consistence of assets of the Company and the price at which this transaction is completed.

4.	REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE PURCHASER AND OTI

The Purchaser and OTI hereby represent and warrant to the Sellers as of the date hereof and as of the Closing as follows:

4.1	Incorporation

The Purchaser and OTI are duly organized and validly existing corporation under the laws of the State of Israel.

4.2	Authority to Transact

This entry, delivery and execution of this Agreement by the Purchaser and OTI is subject to obtaining the necessary corporate approvals of the Purchaser and OTI and until such time shall not be enforceable against the Purchaser and OTI. On or prior to the Closing Date:

4.2.1	the Purchaser and OTI shall have the capacity and authority to execute and deliver this Agreement, to perform hereunder and to consummate the transactions contemplated hereby.

4.2.2	All corporate actions on the part of the Purchaser and OTI necessary for the authorization and execution of this Agreement, the purchase of the Sellers’ Shares and the performance of all of such Purchaser’s and OTI’s obligations hereunder shall have been taken.

4.2.3.	This Agreement shall constitute and, when signed by the Purchaser and OTI duly authorized representatives, as well as all other documents contemplated hereby, will constitute, valid and legally binding obligations of the Purchaser and OTI, enforceable in accordance with their terms.

4.3	Brokers and Finders

Neither the Purchaser or OTI, nor any of its employees, shareholders or any subsidiary has employed or made any agreement with any broker, finder or similar agent or any person or firm, which will result in the obligation of the Sellers or the Company to pay any finder’s fee, brokerage fees or commission or similar payment in connection with the transactions contemplated hereby.

4.4	Registration and Listing of Shares

4.4.1	OTI shall, at its own expense and cost, file a registration statement covering all the Shares to be issued to the Sellers under this Agreement, within 90 days from the Closing Date (the “Registration Statement”), and shall use its commercially reasonable efforts to cause such Registration Statement to become effective as soon as practicable thereafter.

4.4.2	As soon as practicable and subject to the effectiveness of the Registration Statement, OTI will, at its own expense and cost, complete the necessary actions required to register and make the Shares tradable in the NASDAQ stock exchange, all in accordance with and subject to the Securities Act. OTI hereby undertakes to deliver to each Seller a notice confirming that the Shares have become tradable on NASDAQ.

4.5	Issuance of Shares

The Shares issued by OTI to the Sellers pursuant to this Agreement at the Closing shall, upon the transfer against thereof of the Sellers’ Shares, be duly authorized and validly issued, be deemed as not fully paid until released from lock up as set forth in the lock up agreement and shall be non-assessable and free of any preemptive rights, liens, encumbrances or third party rights, and will have the rights, preferences, privileges, and restrictions set forth in OTI Articles of Association and as set forth in the Lock Up Agreement.

4.6	Bank Guarantee

OTI shall deliver to the Sellers a bank guarantee issued by a bank of first rank in France of an amount of Euros 500,000 in order to guarantee the effective payment or value of the amount of 500,000 euros subject to the Request for Reimbursement as provided under Article 2.4 hereabove in which case this amount of 500,000 Euros shall be decreased from the amount of the Cost Born. The terms of the bank guarantee delivered shall be in accordance with the form attached hereto in Annex 4.6.

5.	ANNOUNCEMENT

No announcement or other disclosure concerning the sale of the Sellers’ Shares to the Purchaser or any ancillary matter shall be made after Closing by the parties save in a form agreed between the parties or otherwise as required by law.

6.	NON-COMPETITION; NON-SOLLICITATION

6.1	For a period of thirty-six (36) months from the Closing Date, none of the Sellers shall:

(a)	Directly or indirectly, engage in, own, control, or make a significant non-controlling investment in, any business (the “Concerned Entity”) that competes directly with the “Concerned Business” within the “Restricted Area”. For purposes of this Section 6.1, the term “Restricted Area” shall mean all of the countries of the European Economic Area (E.E.A.) and Israel, United States and the Gulf countries (Iran, Iraq, Kuwait, Saudi Arabia, Qatar, Bahrain, United Arab Emirates and Oman), and the term “Concerned Business” shall mean the smart cards industry.

(b)	Cause, authorize or let any Concerned Entity that the Sellers directly or indirectly control, to enter into, or conduct any business that competes directly with the Concerned Business of the Company within the Restricted Area.

(c)	Accept employment with, or act as a contractor, consultant, advisor or agent to or otherwise assist, a Concerned Entity, any person or entity that competes directly with the Concerned Business within the Restricted Area.

(d)	Directly or indirectly (other than through general advertisements) solicit or employ any person who at such time provides services for or is otherwise employed by the Company, the Purchaser, OTI or any of its Affiliates, or encourage or induce any employee of the Company, the Purchaser, OTI or any of its Affiliates to leave such employment.

(e)	Directly or indirectly solicit any customer or client of the Company, the Purchaser, OTI or any of their Affiliates for any activity which competes directly with the Concerned Business.

6.2	The obligations of the Sellers pursuant to this Section 6 shall be several but not joint, each Seller being solely liable of its obligations therein.

6.3	Nothing in this Section 6 shall be construed as limiting DXP’s obligations pursuant to the Services Agreement attached hereto as Annex 2.2 (b)(vii).

7.	CONFIDENTIALITY

Each party hereto agrees, in addition to any other existing confidentiality obligation, that it shall at all times keep confidential and not divulge or make accessible or use any non-public material information concerning or relating to the business, technical or financial affairs of the other parties to this Agreement, to which such party has been or will become privy by reasons relating to this Agreement and the schedules and annexes attached thereto, to anyone, except (i) to its employees and advisors in such capacity as required to perform its obligations hereunder, (ii) if required by law (including without limitations applicable securities laws) or regulatory authorities (including, without limitations, any securities authority), (iii) as required to be disclosed to the Company’s shareholders pursuant to the terms of the Articles; (iv) as required to be disclosed by the Purchaser or OTI following the Closing pursuant to its incorporation documents, subscription agreements, partnership agreements and other commitments and by law.

8.	MISCELLANEOUS

8.1	Communications

All notices or other communications hereunder shall be in writing and shall be given in person, by registered mail (registered international air mail if mailed internationally), by an overnight courier service which obtains a receipt of the person to evidence delivery, or by facsimile transmission (provided that written confirmation by registered mail is provided), addressed as set forth below:

If to the Purchaser:	Parx Ltd. Attention: Mr. Oded Bashan Address: P.O. Box 32 ZHR IZ, Rosh Pina, Israel 12000 Fax: +972 4 6938887

If to the OTI:	On Track Innovations Ltd. Attention: Mr. Oded Bashan Address: P.O. Box 32 ZHR IZ, Rosh Pina, Israel 12000 Fax: +972 4 6938887

With a copy to:	Ms. Olivia Lê Horovitz K&L Gates, Avocat à la Cour - Law Offices 112 avenue Kléber 75116 Paris Cedex 16, France Fax: +33 1 47 55 30 95

If to Sellers (and also in his capacity as the Sellers' Representative):	Mr. Gilbert Baup 1 rue de la branche rompue 91470 Forges les Bains Fax: +33 1 64 91 55 75

With a copy to:	Frédéric Delmer Avocat à la Cour 119 rue de Courcelles 75017 Paris Fax: +33 1 53 70 61 69

or such other address as any party may designate to the other in accordance with the aforesaid procedure. All communications delivered in person or by courier service delivered in person shall be deemed to have been given upon delivery.

8.2	Successors and Assignees

(a)	The rights or obligations under or pursuant to this Agreement may not be assigned or transferred to any other person without the written consent of all the parties, provided however, that the Purchaser may assign the right to purchase the Seller’s Shares to any Affiliate thereof upon written notification to the Sellers and without the need to obtain any consent. In the event of transfer by the Purchaser of its right to acquire the Sellers’ Shares as indicated hereabove, the Purchaser and OTI shall remain jointly liable for the compliance with the obligations transferred.

(b)	This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

8.3	Expenses; Taxes

Subject to Section 3.23.5 and without derogating thereof, each party shall bear its own costs, taxes and expenses relating to the transactions contemplated herein.

8.4	Delays or Omissions; Waiver

The rights of a party may be waived by such party only in writing and specifically; the conduct of any one of the parties shall not be deemed a waiver of any of its rights pursuant to this Agreement and/or as a waiver or consent on its part as to any breach or failure to meet any of the terms of this Agreement or as an amendment hereto. A waiver by a party in respect of a breach by the other party of its obligations shall not be construed as a justification or excuse for a further breach of its obligations.

No delay or omission to exercise any right, power, or remedy accruing to any party hereto upon any breach or default by the other under this Agreement shall impair any such right or remedy nor shall it be construed to be a waiver of any such breach or default, or any acquiescence therein or in any similar breach or default thereafter occurring.

8.5	Amendment

This Agreement may be amended or modified only by a written document signed by all the Parties and the Sellers.

8.6	Entire Agreement

This Agreement (together with the recitals, schedules, appendices, annexes and exhibits attached hereto) contains the entire understanding of the parties with respect to its subject matter and all prior negotiations, discussions, agreements, commitments and understandings between them with respect thereto not expressly contained herein shall be null and void in their entirety, effective immediately with no further action required.

8.7	Counterparts, Facsimile Signatures

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. A signed Agreement received by a party hereto via facsimile will be deemed an original, and binding upon the party who signed it.

8.8	Governing Law

This Agreement shall be governed by and construed according to the laws of France, except, that the provisions applicable to the Shares of OTI (Sections 4.4 and 4.5) and the representations of OTI (Sections 4.1, 4.2 and 4.3 ) shall be governed by and construed according to the laws of the State of Israel.

8.9	Arbitration

The parties acknowledge that this Agreement is deemed to be an international agreement and a commercial agreement which defines the terms and conditions of the transfer to the Purchaser of 100% of the share capital of the Company.

Therefore, the parties acknowledge and expressly agree that all claims, controversies or dispute arising in connection with this Agreement which are not resolved by mutual agreement of the parties shall be finally settled by arbitration pursuant to the articles 1492 and seq. of the New Code of Civil Procedure. The arbitral panel shall consist of one (1) arbitrator (the “Arbitrator”). The Sellers’ Representative and the Purchaser shall agree upon the appointment of the Arbitrator. In the event that they are unable to agree upon the Arbitrator within fifteen (15) days from receiving notice from the other to so name an arbitrator, the necessary designation shall be made by the President of the Commercial Court of Paris (Tribunal de Commerce de Paris), acting in summary proceedings (statuant comme en matière de référé), at the request of the most diligent party, with each party having the opportunity to be heard. The Arbitrator shall render its decision within three (3) months of his appointment and shall provide the reasoning for his decision. The Arbitrator shall fix its own rules of procedure, but the Arbitrator shall be bound by the applicable law and not have the power to act as conciliators (amiables compositeurs). The decision of the Arbitrator shall be final and binding upon the parties, shall not be subject to appeal or contest and may be enforced in any court of appropriate jurisdiction. The place of arbitration shall be Paris, France, and the English language shall be used throughout the proceedings.

8.10	Further Actions

At any time and from time to time, each party agrees, without further consideration, to take such actions and to execute and deliver such documents as may be reasonably necessary to effectuate the purposes of this Agreement.

8.11	No Third-Party Beneficiaries

Nothing in this Agreement shall create or confer upon any person or entity, other than the parties hereto or their respective successors and permitted assignees, any rights, remedies, obligations or liabilities.

8.12	Language of the Agreement

This Agreement is executed in the French and English language. In the event of any conflict between the French version and this English version, the French version shall prevail.

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IN WITNESS WHEREOF, this Agreement has been duly executed on the date herein above set forth in six (6) originals.

/s/ Oded Bashan	/s/ Oded Bashan
ON TRACK INNOVATIONS LTD.	PARX LTD.
By: Oded Bashan	By: Oded Bashan
Title: Chief Executive Officer	Title: Chief Executive Officer

/s/ Gilbert Baup	/s/ Gilbert Baup
ID PARKING SAS	Mr. Gilbert Baup
By: Gilbert Baup

/s/ Majesté Nadine Baup	/s/ Majesté Nadine Baup
DXP	Mrs. Majesté Nadine Baup
By: Majesté Nadine Baup

LIST OF ANNEXES

Annex 1:	Allocation of the Sellers' Shares in the Company and Aggregate Share Consideration allocated to each Seller.

Annex 2.2(b)(vi):	Lock-up Agreement. *

Annex 2.2(b)(vii):	Service Agreement. *

Annex 2.2(d) (ii):	Purchase Agreement. *

Annex 3.17:	List of executives of the Company. *

Annex 3.21:	List of banks of the Company and authorised persons with the banks. *

Annex 3.23.4:	List of Contracts, clients and prospects. *

Annex 4.6:	Bank Guarantee. *

* This annex was omitted as not material.  A copy will be furnished separately to the Securities and Exchange Commission upon request.

Annex 1

        Allocation of the Sellers’ Shares in the Company and Aggregate Share Consideration allocated to each Seller

	Number of Shares in the Company	Number of Shares OTI

Mr. Baup	1,850	150,349
Mrs. Baup	1,850	150,349